Exhibit 10.14

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is made and entered into as of the 25 day of January 2010 (the “Effective Date”) by and between Ryan Specialty Group Services, LLC, a Del aware limited liability company (together with its successors and assigns, the “Employer”), and Timothy Turner (“Executive”, and collectively with the Employer, the “Parties”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in Section 10.

WHEREAS, the Employer desires to employ Executive and to provide Executive with compensation and other benefits on the terms and conditions set forth in this Agreement;

WHEREAS, on behalf of Employer, Executive shall provide certain services for the benefit of R-T Specialty, LLC, a Delaware limited liability company (“RTS”), and its Subsidiaries (collectively, the “Wholesale Group”) and it is intended that Executive shall devote substantially all of Executive’s business time and attention to the affairs of the Wholesale Group;

WHEREAS, the Employer and the Wholesale Group intend to give Executive access to certain Protected Information and trade secrets that are critical to the operations of the Wholesale Group and that Executive will utilize on a day to day basis in Executive’s job for the Employer; and

WHEREAS, Executive is willing to accept such employment and perform services for the Employer and the Wholesale Group, on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants and obligations hereinafter set forth, the Parties, intending to be legally bound, hereby agree as follows:

1. Employment Period. From the Effective Date, Executive shall be employed by or on behalf of the Employer, and Executive hereby agrees to be employed by or on behalf of Employer, upon the terms and conditions set forth in this Agreement for the period beginning on the Effective Date and ending as provided in this Section 1 (the “Employment Period”), The Employment Period shall terminate on the fifth anniversary of the Effective Date (such five-year term, the “Initial Term”); provided that unless either party gives at least 30 calendar days’ notice of non-renewal to the other before the end of the Initial Term or any Renewal Term (as defined below), the Employment Period shall automatically be renewed and extended for an additional five years upon the end of the Initial Term and the end of each five-year period thereafter (each such five-year term, a “Renewal Term”, and the Initial Term or the Renewal Term in which the Termination Date occurs, the “Term”). Notwithstanding the foregoing, Employer and Executive agree that Exeputive is an “at-will” employee, subject only to the contractual rights upon termination set forth herein, and that the Employment Period (a) shall terminate automatically upon Executive’s death, (b) shall terminate automatically upon the Board’s determination of Executive’s disability, (c) may be terminated by Employer at any time for Cause or without Cause by giving Executive written notice of the termination and (d) may be terminated by Executive by giving Employer at least six months prior written notice in accordance with the terms hereof. The date that the Employment Period terminates is referred to herein as the “Termination Date”. It is expressly acknowledged and agreed that Executive shall owe fiduciaryduties to Employer during the Employment Period, including any period between the notice of termination of the Employment Period and the actual Termination Date. Any non-renewal of the Initial Term or Renewal Term pursuant to this Section 3 shall not be deemed a termination without Cause hereunder, including for purposes of Section 5.

2. Duties. Executive agrees that during the Employment Period, Executive will serve in the position set forth below Executive’s name on the signature page hereto, subject to the Employer’s right to organize and manage the business as the Employer determines to be appropriate, including assigning Executive such duties and responsibilities at such locations and on behalf of such members of the Wholesale Group as the Employer determines to be appropriate from time to time. Executive shall serve the Employer and the Wholesale Group faithfully and to the best of Executive’s ability and shall devote Executive’s full business time, attention, skill and efforts to the performance of the duties required by the Wholesale Group, as designated by the Employer, shall use Executive’s best skill and abilities to promote the interest of the Employer and the Wholesale Group, and shall work with other officers and employees of the Employer and Wholesale Group in a competent and professional manner.

3. Compensation.

(a) Base Salary. During the Employment Period, Executive’s base salary shall be $800,000 per year or such higher amount as determined by the Board (as in effect from time to time, the “Base Salary”). All compensation, including the Base Salary, payable to Executive hereunder is stated in gross amounts, shall be payable in regular installments in accordance with Employer’s general payroll practices, and shall be subject to all applicable withholding taxes, other normal payroll deductions and any other amounts required by law to be withheld, if any. For any partial year, the Base Salary shall be prorated to reflect the period of time for which Executive is actually employed by or on behalf of Employer pursuant to this Agreement during such time.

(b) Performance Bonus. In addition to the Base Salary and the benefits described in Section 4, during the Employment Period, Executive shall be eligible to receive an annual bonus (a “Performance Bonus”) in such amount as determined by the Board in its discretion upon Executive and/or the Wholesale Group achieving certain performance targets determined by the Board. The target amount for the Performance Bonus shall be $700,000. Executive shall be eligible to receive a Performance Bonus if, but only if, Executive remains employed by or on behalf of Employer throughout the applicable fiscal year for which such Performance Bonus is earned and Executive and the Wholesale Group achieve the applicable performance targets. Notwithstanding the foregoing, if the Employment Period is terminated by Employer without Cause or is terminated due to Executive’s death or disability and Employer and/or its Affiliates achieve the performance targets set forth in the approved plan for such fiscal year in which such termination occurs, Executive shall be entitled to a prorated Performance Bonus for the fiscal year in which the Termination Date occurs, payable to Executive as and when such Performance Bonus would have been paid had Executive remained employed with Employer. When used in the immediately foregoing sentence, “prorated” means the percentage determined by dividing the number of calendar days between (and including) the first day of the applicable Performance Bonus period and the Termination Date by 365. 50% of the estimated Performance Bonus for such year (as estimated by the Board in its sole discretion) shall be paid on July 31 st of the yearin which it is earned and the remaining portion of the Performance Bonus for such year shall be paid on January 31st of the calendar year immediately following the calendar year in which it was earned.

4. Benefits. The Employer intends to provide Executive with the paid vacation, welfare benefits, retirement benefits and other fringe benefits to the same extent and on the same general terms as those benefits are provided generally, if at all, from time to time to similarly situated employees of the Employer. In addition, Employer shall provide Executive a car allowance of $2,000 per month and a condominium allowance of $2,000 per month, in each case in accordance with policies and procedures approved by the Board.

5. Reimbursement of Expenses. Executive shall be reimbursed by the Employer for ordinary and reasonable expenses incurred by him/her in the performance of Executive’s duties carrying out the terms of this Agreement under the normal reimbursement and documentation policies applicable to similarly situated employees of the Employer.

6. Rights and Payments Upon Termination.

(a) If Executive’s employment terminates for any reason, the Employer shall pay to Executive all payments, benefits or fringe benefits to which Executive shall be entitled under the terms of any applicable compensation arrangement or benefit, equity or fringe benefit plan or program or grant or this Agreement through the date of termination or expiration. The Employer shall have no obligation to make payments of any other amounts under the Agreement for periods after Executive’s Termination Date, except in the case of a termination of Executive’s employment by Employer without Cause (which is governed by Section 6(b) below). If there are any advances outstanding as of the Termination Date, Executive shall pay the amount of any such outstanding advances to the Employer in cash within thirty (30) days after the Termination Date.

(b) In the event that Employer terminates Executive’s employment hereunder without Cause then Executive shall be entitled to continue to receive Executive’s annual Base Salary through the end of the Term, paid in accordance with Employer’s payroll practices in effect on the Termination Date (and in no event less frequently than monthly). As a condition to receiving amounts under this Section 6(b), Executive agrees that it will be necessary for Executive to execute a release of claims in a form reasonably satisfactory to the Employer within 45 days after the termination of Executive’s employment. Any amounts payable pursuant to this Section 6(b) shall not be paid until the first scheduled payment date following the date the release of claims is executed and no longer subject to revocation, with the first such payment being an amount equal to the total amount to which Executive would otherwise have been entitled during the period following the date of termination if such deferral had not been required; provided that to the extent that the payment of any amount constitutes “nonqualified deferred compensation” for purposes of Code Section 409A, any such payment scheduled to occur during the first sixty (60) days following the termination of employment shall not be paid until the first regularly scheduled pay period following the sixtieth (60th) day following such termination and shall include payment of any amount that was otherwise scheduled to be paid prior thereto.

7. Certain Representations and Warranties. Executive hereby represents and warrants to the Employer that as of the Effective Date:

(a) Executive has the full power and authority and legal capacity to execute and deliver this Agreement and to consummate the transactions contemplated hereby and thereby.

(b) This Agreement and the other transaction documents to be executed by Executive in connection with the transactions contemplated hereby have been (or will be) duly executed and delivered by Executive and constitute (or shall constitute, as applicable) the legal, valid and binding obligation of Executive, enforceable in accordance with their terms, and the execution, delivery and performance of this Agreement and the other transaction documents by Executive do not and will not conflict with, violate or cause a breach of any agreement, contract or instrument to which Executive is a party or any judgment, order or decree to which Executive is subject or create any conflict of interest with the Employer.

(c) Except for this Agreement and agreements that have been specifically disclosed and provided to Employer prior to the Effective Date, Executive is not a party to or bound by any employment agreement, consulting agreement, noncompete agreement, non solicitation agreement or confidentiality agreement with any other Person or any agreement that could in any way prohibit, impede or adversely affect Executive’s ability to perform the rights and obligations set forth herein.

8. Restrictive Covenants and Confidentiality. On or prior to the Effective Date, Executive has duly executed and delivered to the Employer the Executive Intellectual Property and Trade Secrets Agreement in the form attached hereto as Exhibit B (the “Trade Secret Agreement”). The terms and conditions of the Trade Secret Agreement are hereby incorporated herein by this reference. The provisions of the Trade Secret Agreement are essential to the Employer entering into this Agreement and shall survive the termination of Executive’s employment hereunder, irrespective of the reason therefore.

9. Definitions, Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms as set forth below:

“Affiliate” means, with respect to any Person, (a) any Person controlling, controlled by, or under common control with such Person, and (b) any stockholder, member, partner, director, officer, employee or consultant (and their respective immediate family members) of such Person, where “control,” including the correlative terms “controlling,” “controlled by,” and “under common control with,” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person (whether through ownership of securities or any partnership or other ownership interest, by contract or otherwise).

“Board” means the board of managers of Ryan Specialty Group, LLC.

“Business” shall mean the business conducted and proposed to be conducted by the members of Wholesale Group at any time during the Employment Period which shall include, without limitation, brokering and servicing insurance policies.

“Cause” shall mean: (i) any willful or intentional act or omission which constitutes a breach by Executive of the terms of this Agreement that adversely and materially impacts the business or reputation of the Employer or any member of the Wholesale Group, (ii) Executive’s conviction of a felony, or conviction of a lesser crime (other than a routine traffic violation) involving moral turpitude, (iii) the Executive’s commission of any act that would rise to the level of a felony or the commission of a lesser crime or offense that materially and adversely impacts the business or reputation of the Employer or any member of the Wholesale Group, (iv) Executive’s commission of a dishonest or wrongful act involving fraud, misrepresentation, or moral turpitude that adversely and materially impacts the business or reputation of the Employer or any member of the Wholesale Group, (v) Executive’s willful or repeated failure to perform (x) a substantial part of Executive’s duties for the Employer or (y) the specific written directives, including specific, objective standards of performance, communicated by the Chairman or the CEO, said standards to be provided to Executive at least annually, or (vi) Executive’s breach of his fiduciary duty to the Employer. A termination for “cause” pursuant to clauses (i), (iv), (v) or (vi) shall not be effective unless Executive shall be given written notice of the termination for Cause and, if the act or omission is curable (as reasonably determined by Employer), such act or omission has not been cured to the reasonable satisfaction of Employer within 15 days after the delivery of such notice, provided that no notice or opportunity to cure shall be required if Executive had previously been given notice and a chance to cure acts or omissions of a similar nature. It is expressly noted that an injunction or restraining order entered by a court of competent jurisdiction and related to the Executive’s ability to compete against his former employer, will not constitute “Cause,” and will not impact Executive’s title, compensation or benefits with Employer.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, association or other entity.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity (other than a corporation) if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control the manager, managing member, managing director (or a board comprised of any of the foregoing) or general partner of such limited liability company, partnership, association or other business entity. For purposes hereof, references to a “Subsidiary” of any Person shall be given effect only at such times that such Person has one or more Subsidiaries, and, unless otherwise indicated, the term “Subsidiary” refers to a Subsidiary of the Employer.

10. Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when delivered personally to the recipient, (b) one day after being sent to the recipient by reputable express courier service (charges prepaid), (c) three business days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid,

r (d) when telecopied or emailed to the recipient (with hard copy sent to the recipient by reputable overnight courier service (charges prepaid) that same day) if telecopied or emailed before 5:00 p.m. Chicago, Illinois time on a business day, and otherwise on the next business day. Such notices, demands and other communications shall be sent to the addresses indicated below (or at such other address as shall be given in writing by one party to the others):

To the Employer:

Ryan Specialty Group Services, LLC

Attn: Managing Member

200 East Randolph Street, 20th Floor

Chicago, Illinois 60601

Facsimile: [****]

With a copy to (which shall not constitute notice):

Kirkland & Ellis LLP

Attn: [****]

[****]

300 North LaSalle Street

Chicago, Illinois 60654

Facsimile: [****]

To Executive:

At the address on file with the Employer.

11. Amendment. This Agreement may not be changed or modified, except by an Agreement in writing signed by each of the Parties hereto.

12. Other Agreements. This Agreement, the Trade Secret Agreement and the other documents and exhibits referred to herein or therein or executed in connection herewith constitute the sole and complete agreement between the Employer and Executive concerning the subject matter hereof and supersedes all other agreements, both oral and written, between the Employer and Executive with respect to the subject matter hereof, including, without limitation any term sheet regarding employment, if applicable.

13. Successors and Third Party Beneficiaries. This Agreement shall be binding on, and inure to the benefit of, the Employer and its successors and assigns and any person acquiring, whether by merger, reorganization, consolidation, by purchase of assets or otherwise, all or substantially all of the assets of the Employer. The Parties agree and intend that the members of the Wholesale Group shall be express third party beneficiaries of this Agreement and that any member of the Wholesale Group and each of their successors or assigns mayenforce the provisions of this Agreement which inure to their benefit, including the provisions of the Trade Secret Agreement.

14. Waiver of Breach, The waiver by either the Employer or Executive of a breach of any provision of this Agreement shall not operate as or be deemed a waiver of any subsequent breach by either the Employer or Executive.

15. Severability, In case any one or more of the provisions in this Agreement are determined by any court of competent jurisdiction to be invalid by virtue of being vague or unreasonable, then the Parties hereto consent that this Agreement shall be amended retroactive to the Effective Date to include the terms and conditions said court deems to be reasonable and in conformity with the original intent of the Parties and the Parties hereto consent that under such circumstances, said court shall have the power and authority to determine what is reasonable and in conformity with the original intent of the Parties to the extent that said covenants and/or agreements are enforceable.

16. Invalidity. In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the validity of any other provision of this Agreement.

17. Section 409A. Notwithstanding any other provision of this agreement to the contrary, if Executive is a “specified employee” within the meaning of Code Section 409A, payments and benefits that would otherwise be paid or provided during the six (6) month period commencing on the Termination Date will be deferred until the first day of the seventh month following the Termination Date if such deferral is necessary to avoid the additional tax under Code Section 409A. In the case of a series of payments, the first payment shall include the amounts Executive would have been entitled to receive during the six (6) month waiting period. It is the intent of the Parties that the provisions of this Agreement comply with Code Section 409A, and all provisions of this Agreement shall be construed and interpreted in good faith compliance with Code Section 409A and applicable guidance issued thereunder; provided, however, that in no event shall the Employer be liable for any additional tax, interest or penalty that may be imposed on Executive by Code Section 409A as damages for failing to comply with Code Section 409A. To the extent any reimbursements or in kind benefits under this Agreement constitute “non-qualified deferred compensation” for purposes of Code Section 409A, (i) all such expenses, benefits or other reimbursements under this Agreement shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by Executive, (ii) any right to such reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit, and (iii) no such reimbursement, expenses eligible for reimbursement, or in kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in kind benefits to be provided, in any other taxable year.

18. Applicable Law; Exclusive Forum. This Agreement shall be construed in accordance with the laws of the State of California, without respect to its conflict of laws provisions. The Parties agree that the federal and state courts of the State of California shall be the exclusive forum for the resolution of disputes arising under this Agreement or in connection with the transactions contemplated hereby, consent to such jurisdiction, waive any objection tovenue or forum therein and agree not to bring any actions in any other jurisdiction (other than to enforce final judgments of such courts).

19. Waiver of Jury Trial. Each of the Parties hereto hereby irrevocably waives any and all right to trial by jury of any claim or cause of action in any legal proceeding arising out of or related to this Agreement or the transactions or events contemplated hereby or any course of conduct, course of dealing, statements (whether verbal or written) or actions of any party hereto. The Parties hereto each agree that any and all such claims and causes of action shall be tried by a court trial without a jury. Each of the Parties hereto further waives any right to seek to consolidate any such legal proceeding in which a jury trial has been waived with any other legal proceeding in which a jury trial cannot or has not been waived.

20. Specific Enforcement. Executive acknowledges that the restrictions set forth in the Trade Secret Agreement are reasonable and necessary to protect the legitimate interests of the Employer and Wholesale Group and that the Employer would not have entered into this Agreement in the absence of such restrictions. Executive also acknowledges that any breach by Executive of the restrictions referenced in the Trade Secret Agreement will cause continuing and irreparable injury to the Employer and Wholesale Group for which monetary damages would not be an adequate remedy. Executive shall not, in any action or proceeding to enforce any of the provisions of this Agreement, assert the claim or defense that an adequate remedy at law exists. Executive further agrees that no bond or other security shall be required in obtaining such equitable relief. In the event of such breach by Executive, the Employer shall have the right to enforce the provisions of the Trade Secret Agreement by seeking injunctive or other relief in any court, and this Agreement shall not in any way limit remedies of law or in equity otherwise available to the Employer. If an action at law or in equity is necessary to enforce the terms of this Agreement, the prevailing party shall be entitled to recover, in addition to any other relief, reasonable attorneys’ fees, costs and disbursements.

21. Section Headings. The section headings in this Agreement are for convenience only; they form no part of this Agreement and shall not affect its interpretation.

22. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a copy hereof containing multiple signature pages, each signed by one party hereto, but together signed by both of the Parties hereto.

23. Corporate Opportunity. During the Employment Period, Executive shall submit to the Board all business, commercial and investment opportunities or offers presented to Executive or of which Executive becomes aware which relate to the business of the Wholesale Group or which could be beneficial to the business of the Wholesale Group (“Corporate Opportunities”). During the Employment Period, unless approved in writing by the Board, Executive shall not accept or pursue, directly or indirectly (including through Executive’s Affiliates), any Corporate Opportunities on any Person’s behalf other than the Employer and/or a member of the Wholesale Group (whether directly or indirectly, including through Executive’s Affiliates).

24. No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the Parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

25. Assignment. The Employer shall be entitled to assign its rights and obligations hereunder in whole or in part to any of its Affiliates (including any other member of the Wholesale Group) or to any purchaser of all or a material portion of the Employer (whether by purchase of equity, assets, merger or otherwise) (or any of such purchaser’s Affiliates) without the consent of any executive or any other Person.

26. Duties on Termination. Executive agrees to perform such services for the Employer and/or any member of the Wholesale Group as are reasonably necessary for a smooth transition to Executive’s successor, if requested by the Employer. In connection with the termination of Executive’s employment hereunder, Executive, upon the request by and at the direction of the Employer (whether during the Employment Period or thereafter), shall use his/her best efforts to facilitate and smooth the transfer of all of Executive’s client relationships and customer accounts to those persons designated by the Employer. Such efforts shall include, but shall not be limited to, taking, or cause to be taken, all such further or other reasonable actions, including the execution and delivery of all such reasonable documents and instruments, as and when requested by the Employer, as the Employer may reasonably deem necessary or desirable in connection therewith, providing introductions to such client relationships and customer accounts, participating in meetings in a manner the Employer reasonably deems appropriate and otherwise reasonably assisting the Employer with such transition.

27. Indemnification. To the fullest extent permitted by law and subject to the terms and conditions of this Section 28, Employer agrees to indemnify Executive from and against any loss, liability, claim, demand, cause of action, legal action, and/or expense (“Losses”) which Executive may suffer, sustain or become subject to, as a result of any claims, actions or causes of action brought against Executive by Sterling West Insurance Services, LLC, a North Carolina limited liability company, and/or any of said company’s parents, subsidiaries, predecessors, successors or assigns (collectively “CRC”) arising from or related to any agreements entered into between Executive and CRC (to the extent true and correct copies of such agreements have been provided to Employer prior to the date hereof), any statutory or common law claims of misappropriation of CRC’s confidential and/or trade secret information, and/or unfair competition or breach of fiduciary duty or any other claims or causes of action regardless of how named or styled arising out of or related to said agreements and/or claims of misappropriation of trade secrets or confidential information by Executive and/or claims of unfair competition and/or breach of fiduciary duty between Executive and CRC. Employer agrees to fully and completely hold harmless, defend and indemnify Executive against such claims brought by CRC against Executive; provided that Executive shall not be entitled to indemnification by Employer hereunder to the extent (and only to the extent) that Employer can demonstrate that Losses are attributable to facts or circumstances that constitute a breach of the representations set forth on the certificate attached hereto as Exhibit A. Executive shall give Employer prompt written notice of any notice received by Executive for which Executive may be entitled to receive indemnification hereunder, except for claims or causes of action of which Executive is on notice as of the time of the execution of this Agreement. This indemnification obligation on the part of Employer shall include but not be limited to providing Executive with legal counsel to defend Executive against any such claims brought by CRC against Executive (which counsel shall be Kirkland & Ellis LLP or other counsel selected by Employer (as applicable, “Lead Counsel”)), paying any and all legal fees and costs of Lead Counsel in the defense of such claims made by CRC, paying any and all other amounts (subject to the immediately following sentence) that may be incurred by Executive in defense of such claims by CRC including any settlement of such CRC claims against Executive, and any judgment that maybe entered against Executive arising from any claims brought against Executive by CRC under this provision, in all cases subject to the terms and conditions of this Section 28. Employer shall have the right to assume control of the defense of any matter subject to indemnification pursuant to this Section 28 and while Employer is controlling the defense of any such matter, no legal costs or expenses other than the costs and expenses of Lead Counsel shall be payable under this Section 28. In the event that Employer does not assume control of the defense of any matter subject to indemnification pursuant to this Section 28 within a reasonable period of time after Employer has received written notice of such claim, Employer shall, upon written request from Executive, pay on a monthly basis the costs and expenses of counsel engaged by Executive as they are incurred (subject to reasonable documentation with respect thereto); provided that Employer shall not be required to pay the fees and disbursements of more than one firm. Employer shall obtain the prior written consent of Executive (which shall not be unreasonably withheld) before entering into any settlement of a claim or ceasing to defend such claim, if pursuant to or as a result of such settlement or cessation, injunction or other equitable relief will be imposed against Executive or if such settlement does not expressly unconditionally release Executive from all liabilities with respect to such claim. Executive shall not be entitled to indemnification hereunder with respect to any settlement or agreement entered into without the prior written consent of Employer. In the event that any injunctive relief is imposed against Executive and Executive’s employment is not terminated hereunder, Employer shall continue to pay Executive his regular compensation in the ordinary course while Executive remains employed hereunder.

IN WITNESS WHEREOF, the undersigned have executed or caused to be executed on their behalf this Agreement as of the date first written above.

RYAN SPECIALTY GROUP SERVICES, LLC

By:	/s/ Paul Slamer
Title: Vice President and Secretary
Date: 05/19/2020

EMPLOYEE

/s/ Timothy Turner
Position: Chief Executive Officer of R-T Specialty, LLC